 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1996

                                                REGISTRATION NO. 333-12453
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          EVERGREEN MEDIA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     4832                    75-2247009
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------
                        433 EAST LAS COLINAS BOULEVARD
                              IRVING, TEXAS 75039
                                (972) 869-9020

 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               SCOTT K. GINSBURG
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        433 EAST LAS COLINAS BOULEVARD
                              IRVING, TEXAS 75039
                                (972) 869-9020
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ----------------
                                   COPIES TO
      JOHN D. WATSON, JR., ESQ.               WINTHROP B. CONRAD, JR., ESQ.
       WILLIAM A. VOXMAN, ESQ.                    JAMES M. LURIE, ESQ.
          LATHAM & WATKINS                        DAVIS POLK & WARDWELL
   1001 PENNSYLVANIA AVENUE, N.W.                 450 LEXINGTON AVENUE
     WASHINGTON, D.C. 20004-2505                NEW YORK, NEW YORK 10017
           (202) 637-2200                            (212) 450-4000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-12453
                                                            ----------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             --------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                         Proposed            Proposed
                        Amount            Maximum            Maximum
 Title of Shares         to be         Offering Price       Aggregate          Amount of
 to be Registered      Registered        Per Share        Offering Price    Registration Fee
----------------------------------------------------------------------------------------------
Evergreen Media
Corporation Class
A Common Stock,
par value $.01
per share...........   1,150,000           30.625           35,218,750          10,672.35
==============================================================================================

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

===============================================================================

     In accordance with General Instruction IV to Form S-3 and Rule 462(b) promulgated under the Securities Act of 1933, as amended, this Registration Statement incorporates by reference the contents of Registration Statement 333-12453 originally filed with the Securities and Exchange Commission on September 20, 1996, as amended by Amendment No.1 thereto filed October 16, 1996.

Exhibits
   The following exhibits are filed herewith.

Exhibit No.      Description of Exhibit
-----------      ----------------------

    5.1          Opinion of Latham & Watkins
   23.1          Consent of Latham & Watkins (included as part
                  of their opinion listed as Exhibit 5.1)
   23.2          Consent of KPMG Peat Marwick LLP
   23.3          Consent of Deloitte & Touche LLP
   23.4          Consent of Coopers & Lybrand L.L.P.
   23.5          Consent of Price Waterhouse LLP
   23.6          Consent of Arthur Andersen LLP
   23.7          Consent of Miller, Kaplan, Arase & Co.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVING, STATE OF TEXAS, ON OCTOBER 17, 1996.

                                          Evergreen Media Corporation


                                          By:      /s/ Matthew E. Devine
                                              ---------------------------------
                                                     MATTHEW E. DEVINE
                                                   SENIOR VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----


               *                        Chairman of the          October 17,
-------------------------------------    Board and Chief          1996
          SCOTT K. GINSBURG              Executive Officer
                                         (Principal
                                         Executive Officer)

               *                        President, Chief         October 17,
-------------------------------------    Operating Officer        1996
           JAMES DE CASTRO               and Director


     /s/ Matthew E. Devine              Senior Vice              October 17,
-------------------------------------    President                1996
          MATTHEW E. DEVINE              (Principal
                                         Financial Officer
                                         and Principal
                                         Accounting Officer)
                                         and Director

               *                        Executive Vice           October 17,
-------------------------------------    President and            1996
           KENNETH O'KEEFE               Director


               *                        Director                 October 17,
-------------------------------------                             1996
          JOSEPH M. SITRICK

           SIGNATURES                           TITLE                DATE
           ----------                           -----                ----
               *                        Director                 October 17, 1996
-------------------------------------
          THOMAS J. HODSON


               *                        Director                 October 17, 1996
-------------------------------------
           PERRY J. LEWIS


               *                        Director                 October 17, 1996
-------------------------------------
          ERIC L. BERNTHAL



*By:     /s/ Matthew E. Devine
     --------------------------------
           MATTHEW E. DEVINE
            ATTORNEY-IN-FACT